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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 16, 2002



                                 MORGAN STANLEY
             (Exact name of registrant as specified in its charter)



         Delaware                      1-11758              36-3145972
(State or other jurisdiction of      (Commission          (I.R.S. Employer
incorporation or organization)       File Number)       Identification Number)

                     1585 Broadway, New York, New York 10036
           (Address of principal executive offices including zip code)

       Registrant's telephone number, including area code: (212) 761-4000



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Item 9.  Regulation FD Disclosure

         On April 12, 2002, the Securities and Exchange Commission (the "SEC") issued a release proposing accelerated disclosure of transactions in company equity securities by officers and directors of public companies. In response, Morgan Stanley (the "Company") provides the following information concerning transactions in its common stock and restoration options* by executive officers of the Company. The following transactions took place during the Company's window period for executive officers and directors for its second fiscal quarter.

(1)  Philip J. Purcell, Chairman and Chief Executive Officer of the Company:


     . July 8 and 9, 2002: Exercised 100,000 restoration options with an exercise price of $21.53 that were scheduled to expire on February 21, 2003 (66,503 shares of common stock were tendered or withheld to cover the exercise price and taxes). Sold 33,497 shares of common stock at $43 a share in connection with the exercise. Also gifted 252 shares of common stock to a family member. In connection with these transactions, a Form 144 and a Form 4 were transmitted to the SEC and the New York Stock Exchange on July 8, 2002 and July 11, 2002, respectively.

(2)  Robert G. Scott, President and Chief Operating Officer of the Company:


     . July 11, 2002: Executed a written, irrevocable instruction in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934 to contribute 150,000 shares of common stock to an exchange fund on a closing date to be specified by the exchange fund (expected to occur on or about July 30, 2002) in the event that the market value of common stock is equal to or greater than a specified amount per share. A previous instruction to contribute 150,000 shares of common stock to an exchange fund, reported in Item 9 of the Company's Current Report on Form 8-K dated April 23, 2002, was not executed since the conditions set forth in that instruction were not achieved.

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*    Restoration options are stock options to acquire the number of shares of common stock equal to the number of shares of common stock surrendered to pay the exercise price or taxes upon the exercise of an employee stock option at a per share price equal to the closing price or volume weighted average price of the Company's common stock on the exercise date of such underlying option.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                                 MORGAN STANLEY
                                 --------------
                                 (Registrant)




                                 By: /s/ Martin M. Cohen
                                     -------------------------------------------
                                         Martin M. Cohen
                                         Assistant Secretary

Date:    July 16, 2002